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                                                                    EXHIBIT 23.2



                         Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-62402) pertaining to the 1991 Incentive Stock Option Plan, Stock Grants and Non-Qualified Stock Option Agreements, the Registration Statement on Form S-8 (No. 33-93546) pertaining to the 1994 Stock Option Plan, 1994 Director Stock Option Plan and the Written Compensation Agreement with R. David Ridgeway, the Registration Statement on Form S-8 (No. 333-21699) pertaining to the 1994 Stock Option Plan, the Registration Statement on Form S-8 (No. 333-21701) pertaining to the 1996 Employee Stock Purchase Plan and Non-Qualified Stock Option Agreements, the Registration Statement on Form S-3 (No. 333-06865) pertaining to the registration of 1,614,802 shares of common stock, the Registration Statement on Form S-3 (No. 333-14483) pertaining to the registration of 1,125,580 shares of common stock, the Registration Statement on Form S-3 (No. 333-21117) pertaining to the registration of 493,895 shares of common stock, the Registration Statement on Form S-4 (No. 333-18575) pertaining to the registration of 5,000,000 shares of common stock and $5,000,000 of debt securities of Children's Broadcasting Corporation of our report dated February 28, 1997, except for Note 8 which is dated March 27, 1997, with respect to the consolidated financial statements included in the Annual Report (Form 10-KSB) for the year ended December 31, 1996.

                                                            /s/ BDO Seidman, LLP

Milwaukee, Wisconsin
March 27, 1997


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